EXHIBIT 28C


        Robert J. Fitzsimmons                                Embargo until
        602/ 207-5759                                        8:00 a.m. (E.D.T.)

                              The FINOVA Group Inc.

               Announces Record Net Income for the Third Quarter -

                                 A 17% Increase


PHOENIX, Ariz., Oct. 14, 1997 - The FINOVA Group Inc. (NYSE: FNV) today reported record net income of $34.9 million ($0.62 per common share, as adjusted for stock split subsequent to the end of the period) for the third quarter of 1997 compared to $29.8 million ($0.53 per common share, as adjusted for stock split subsequent to the end of the period) in 1996, an increase of 17%.

         Net income for the first nine months of 1997 was $100.3 million ($1.79 per common share, as adjusted for stock split subsequent to the end of the period) representing an 18% increase over net income of $85.0 million ($1.52 per common share, as adjusted for stock split subsequent to the end of the period) for the first nine months of 1996.

         Sam Eichenfield, chairman and chief executive officer of FINOVA, said he "was gratified with FINOVA's record performance thus far in 1997 and especially pleased with the continued increase in return to the shareholders." FINOVA's return on equity for the quarter and nine months of 1997 was 14.5% and 14.2%, respectively, a continuing improvement over the 13.8% and 13.3% reported for the comparable 1996 periods.

         "In the third quarter of 1997, interest margins earned as a percentage of average earning assets were 6.1%, reflecting the contribution of the record fee-based volume during the quarter," added Eichenfield. Fee-based volume for the third quarter of 1997 was $994 million, an increase of 27% over 1996. New business was $748 million in the third quarter of 1997 compared to $632 million in 1996, and backlog at Sept. 30, 1997 was at a record $1.6 billion compared to $1.4 billion one year ago.

         "FINOVA continues to broaden its product lines by expanding its capital markets initiative," continued Eichenfield. Adding to FINOVA's capital markets activities will be Belgravia Capital Corporation, one of the largest and fastest-growing commercial mortgage banking organizations in the U.S. which the company acquired on Oct. 8, 1997.

         "Portfolio quality is still quite high as demonstrated by the continuing low level of non-earning accounts, although higher write-offs were experienced in the quarter," noted Eichenfield. Non-earning assets as a percentage of managed assets were 2.1% at both Sept. 30, 1997 and Sept. 30, 1996, and FINOVA's reserve for possible credit losses was at an all-time high of 97% of non-earning assets.

         FINOVA's reserve was bolstered by $22.0 million of loss provisions during the third quarter of 1997, which exceeded write-offs by 53% and were almost twice the $11.7 million provided in the comparable quarter of 1996. Gains on sale of assets totaled $8.7 million for the third quarter of 1997; selling, administrative and other operating expenses were 39.3% for both the third quarter of 1997 and 1996 and were running at 42.0% for the first nine months of 1997.

                  The FINOVA Group Inc. is a Phoenix-based major commercial finance company providing a broad range of financing and capital market products to midsize business.

                  For more information about The FINOVA Group Inc., visit the company's Website at www.finova.com.

                                       ###

                              The FINOVA Group Inc.
                          and Consolidated Subsidiaries
                         Summary of Consolidated Income
                                   (Unaudited)
                  (Dollars in Thousands, except per share data)

                                                      Quarter Ended                 Nine Months Ended
                                                      September 30,                   September 30,
                                              ------------    ------------    ------------    ------------
                                                  1997            1996            1997            1996
                                              ------------    ------------    ------------    ------------
Interest earned from financing transactions   $    207,103    $    181,616    $    597,756    $    516,888
Operating lease income                              30,253          23,356          85,164          71,371
Interest expense                                  (105,592)        (91,629)       (304,647)       (269,571)
Operating lease  depreciation                      (17,727)        (15,247)        (51,786)        (47,150)
                                              ------------    ------------    ------------    ------------
Interest margins earned                            114,037          98,096         326,487         271,538


Provision for possible credit losses               (22,000)        (11,664)        (48,300)        (31,164)
Gains on sale of assets                              8,706             397          22,407           8,442
Selling, administrative and other operating
  expenses                                         (44,773)        (38,569)       (137,263)       (110,644)
                                              ------------    ------------    ------------    ------------
Income before income taxes                          55,970          48,260         163,331         138,172
Income taxes                                       (20,103)        (17,771)        (59,954)        (52,075)
                                              ------------    ------------    ------------    ------------
Income from continuing operations before
  preferred dividends                               35,867          30,489         103,377          86,097
Preferred dividends, net of tax                       (946)           --            (3,047)           --
                                              ------------    ------------    ------------    ------------
Income from continuing operations                   34,921          30,489         100,330          86,097
Loss from discontinued operations                     --              (726)           --            (1,092)
                                              ------------    ------------    ------------    ------------
Net Income                                    $     34,921    $     29,763    $    100,330    $     85,005
                                              ============    ============    ============    ============
Earnings from continuing operations per
  common and equivalent share*                $       0.62    $       0.54    $       1.79    $       1.54
                                              ============    ============    ============    ============
Earnings per common and equivalent
  share*                                      $       0.62    $       0.53    $       1.79    $       1.52
                                              ============    ============    ============    ============
Dividends declared per common share*          $       0.14    $       0.12    $       0.38    $       0.34
                                              ============    ============    ============    ============
Average outstanding common and
  equivalent shares*                            56,064,000      56,062,000      55,908,000      55,942,000
                                              ============    ============    ============    ============

*NOTE: Amounts have been adjusted to give effect to a two-for-one stock split effective subsequent to September 30, 1997.

                              The FINOVA Group Inc.
         Selected Consolidated Financial Data and Ratios (Unaudited) (1)
                             (Dollars in Thousands)

                                                                                 As of
                                                    As of September 30,       December 31
                                                  ------------------------   -------------
FINANCIAL POSITION:                                  1997          1996          1996
                                                  ----------    ----------    ----------
Ending funds employed (EFE) (2)                   $8,075,600    $7,058,306    $7,298,759
Securitizations and participations sold (3)          373,737       336,964       364,546
                                                  ----------    ----------    ----------
  Total managed assets (2)                         8,449,337     7,395,270     7,663,305
Reserve for possible credit losses (2)               167,754       144,293       148,693
Nonaccruing assets (2)                               173,390       151,798       155,505
Nonaccruing assets as  % of managed assets (4)           2.1%          2.1%          2.0%
Reserve for possible credit losses as a % of:
  Ending managed assets (4)                              2.0%          2.0%          2.0%
  Nonaccruing assets                                    96.7%         95.1%         95.6%
Total debt                                        $6,502,512    $6,350,043    $5,850,223
Preferred securities                                 111,550          --         111,550
Common stockholders' equity                          977,921       896,581       929,591
Backlog                                            1,601,334     1,441,663     1,477,239


                                                                   For the Nine Months
                                     For the Quarter Ended                Ended
                                          September 30,               September 30,
                                    ------------------------    ------------------------
PERFORMANCE HIGHLIGHTS:                1997          1996          1997          1996
                                    ----------    ----------    ----------    ----------

Average managed assets (2)          $8,234,743    $7,136,747    $7,989,202    $6,886,824
Average earning assets (5) (2)       7,456,595     6,393,240     7,208,380     6,184,909
New business (2)                       747,852       632,347     2,310,722     1,866,694
Fee-based volume                       994,235       785,510     2,671,908     2,118,018
Write-offs (2)                          14,405         8,778        31,263        24,018
Write-offs (annualized) as a % of
  average managed assets (4)              0.71%         0.50%         0.53%         0.47%
Interest margins earned
  (annualized) as a % of average
  earning assets                           6.1%          6.1%          6.0%          5.9%
Selling, administrative and other
  operating expenses as a % of
  interest margins earned                 39.3%         39.3%         42.0%         40.7%
Return (annualized) on average
  common equity                           14.5%         13.8%         14.2%         13.3%

     ----------
(1)  Averages for the periods presented are based on month-end balances.
(2)  Excludes discontinued operations disposed of during 1996.
(3) Securitizations are assets sold under securitization agreements and managed by the Company.
(4) Excludes participations sold in which the Company has transferred credit risk.
(5) Average earning assets equal average funds employed less average deferred taxes on leveraged leases and average nonaccruing assets.